UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 4, 2011

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14106	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of principal executive offices including Zip Code)

(303) 405-2100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2011, DaVita Inc., a Delaware corporation (“DaVita”), CDSI I Holding Company, Inc., a Delaware corporation and parent company of dialysis provider DSI Renal, Inc. (“DSI”), DVA Acquisition Company, a Delaware corporation and indirect wholly owned subsidiary of DaVita (“Merger Sub”), and CDSI Representative LLC, a Delaware limited liability company, as representative of DSI’s stockholders, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of certain conditions, Merger Sub will merge with and into DSI and DSI will become a wholly-owned subsidiary of DaVita (the “Merger”).

In the Merger, all of the issued and outstanding equity securities of DSI will automatically be converted into the right to receive an allocated portion of the aggregate merger consideration, which consists solely of cash in an amount equal to $689.2 million subject to certain adjustments, in each case, as calculated and allocated in accordance with the Merger Agreement.

Completion of the Merger is subject to customary closing conditions, including, among others, (a) approval by a majority of the outstanding shares of capital stock of DSI, (b) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (c) entry into a non-competition agreement by certain stockholders of DSI and their affiliates, and (d) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) occurring after the date of the Merger Agreement.

The Merger Agreement is not subject to any financing condition, and contains customary representations, warranties and interim covenants.

DaVita or DSI may terminate the Merger Agreement if the transaction has not closed on or before August 4, 2011, so long as a breach by the terminating party is not the cause of, and did not result in, the failure of the transaction to close on or before that date, and subject to the right of DaVita in certain circumstances to extend such date by one additional month. In addition, DaVita may be required to pay DSI a termination fee of $27.5 million upon termination of the Merger Agreement under certain circumstances.

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other information about DaVita and DSI or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of DaVita and DSI. These representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and (a) may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts, (b) may have been qualified in the Merger Agreement by confidential disclosure schedules that were delivered to the other party in connection with the signing of the Merger Agreement, which disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement, (c) may be subject to a contractual standard of materiality applicable to the parties that differs from what a stockholder may view as material and (d) may have been made only as of the date of the Merger Agreement or as of another date or dates as may be specified in the Merger Agreement. Accordingly, stockholders should not rely upon representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of DaVita or DSI or their respective subsidiaries and affiliates.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events

On February 4, 2011, DaVita issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits.

10.1	Agreement and Plan of Merger by and among DaVita Inc., DVA Acquisition Company, CDSI I Holding Company, Inc. and CDSI Representative LLC, dated as of February 4, 2011.

99.1	Press Release issued by DaVita Inc., dated February 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: February 10, 2011	/s/ Kim M. Rivera
Kim M. Rivera Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement and Plan of Merger by and among DaVita Inc., DVA Acquisition Company, CDSI I Holding Company, Inc. and CDSI Representative LLC, dated as of February 4, 2011.

99.1	Press Release issued by DaVita Inc., dated February 4, 2011